Exhibit 99.1

Immunome’s COVID-19 Cocktail Retains Neutralizing Activity Against the Most Prevalent Omicron Subvariants* in the US, BA.4/5 and BA.2.12.1

•	IMM-BCP-01 neutralized BA.4/.5 and BA.2.12.1 subvariants in pseudovirus testing

•	IMM-BCP-01 currently in Phase 1b clinical testing with topline data expected in 2H 2022

Exton, PA – July 06, 2022 – Immunome, Inc. (Nasdaq: IMNM), a biopharmaceutical company that utilizes its human memory B cell platform to discover and develop first-in-class antibody therapeutics, today announced that their cocktail (IMM-BCP-01) retained activity against the BA.4/5 and BA.2.12.1 subvariants in pseudovirus testing. IMM-BCP-01 is currently in Phase 1b clinical testing in patients infected with SARS-CoV-2 and in locations where the predominant variants are BA.2.12.1, BA.4, BA.5 and BA.2.

IMM-BCP-01 is a three-antibody cocktail with each antibody having a different mechanism of action. IMM20190 binds to a composite epitope involving the receptor binding ridge and an area adjacent to the receptor binding loop preventing binding to ACE2. IMM20184 and IMM20253 neutralized live BA.2 Omicron variant in in vitro testing as well as pseudoviruses corresponding to the BA.2.12.1 and BA.4/.5 subvariants. In particular, IMM20253 neutralized the virus through an ACE2-independent mechanism that differs from the neutralization mechanisms used by current or past antibodies approved for clinical use. Data recently published in Science Immunology provides a mechanistic basis for how IMM20253 binding, which is conserved across all variants to date including Omicron and its sub-lineages, neutralized SARS-CoV-2.

“We are pleased that IMM-BCP-01 retains effectiveness against the currently dominant BA.4/.5 and BA.2.12.1 subvariants,” stated Purnanand Sarma, PhD, President & CEO of Immunome. “Further, as several existing antibody treatments lose their potency against the Omicron subvariants, IMM-BCP-01 continues to retain activity against these variants in preclinical testing and we believe our cocktail has potential to play a significant role in managing the pandemic. We also look forward to announcing topline data from our Phase 1b clinical study in the second half of 2022.”

The investigational work for IMM-BCP-01 was funded by the U.S. Department of Defense’s (DOD) Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND) in collaboration with the Defense Health Agency (DHA) (Contract number: W911QY-20-9-0019).

*As of 25 June 2022, Omicron BA.4, BA.5 and BA.2.12.1 variants together represent > 90% of the COVID-19 cases in the United States (CDC; https://covid.cdc.gov/covid-data-tracker/#nowcast-heading)

About IMM-BCP-01

IMM-BCP-01 is a three-antibody cocktail targeting non-overlapping regions of the Spike protein of SARS-CoV-2, including highly conserved, subdominant epitopes, which elicits both ACE2 and non-ACE2 dependent neutralization, and induces natural viral clearance mechanisms, such as antibody dependent cellular cytotoxicity, complement activation and phagocytosis. When tested in vivo, these mechanisms combine to significantly reduce viral load in lungs of the hamsters infected with SARS-CoV-2. IMM-BCP-01 neutralizes all variants of SARS-CoV-2 tested to date in vitro. This investigational work was funded by the U.S. Department of Defense’s (DOD) Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND) in collaboration with the Defense Health Agency (DHA). (Contract number: W911QY-20-9-0019).

About Immunome

Immunome is a biopharmaceutical company that utilizes its proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics that are designed to change the way diseases are treated. The company’s initial focus is developing therapeutics to treat oncology and infectious diseases, including COVID-19. Immunome’s proprietary discovery engine identifies novel therapeutic antibodies and their targets by leveraging the highly educated components of the immune system, memory B cells, from patients whose bodies have learned to fight off their disease. For more information, please visit www.immunome.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding Immunome’s beliefs and expectations on the advancement of its COVID-19 therapeutic antibody program, execution of its regulatory, research, clinical and strategic plans and anticipated upcoming milestones for its platform and programs, including expectations regarding, among other things: the timing and results of its preclinical studies and clinical trials; clinical plans; general regulatory actions; translation of preclinical data into clinical safety and efficacy; and therapeutic potential and benefits of, and possible need and demand for, our product candidates that are not historical fact. Forward-looking statements may be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “suggest,” “can,” “may,” “will,” “could,” “should,” “seek,” “potential” and similar expressions. Forward-looking statements are based on Immunome’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the impact of the COVID-19 pandemic on Immunome’s business, operations, strategy, goals and anticipated milestones; the fact that research and development data are subject to differing interpretations and assessments; Immunome’s ability to execute on its strategy, including with respect to its R&D efforts, IND submissions and other regulatory filings, timing of these filings and the timing and nature of governmental authority feedback regarding the same, initiation and completion of any clinical studies, confirmatory testing and other anticipated milestones as and when anticipated; the effectiveness of Immunome’s product candidates, including the possibility that further preclinical data and any clinical trial data may be inconsistent with the data used for advancing the product candidates and that further variants of concern could emerge; Immunome’s ability to fund operations and raise capital; Immunome’s reliance on vendors; the competitive landscape; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Immunome’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (SEC) on March 28, 2022, and elsewhere in Immunome’s other filings and reports with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Immunome undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. In this press release, we may discuss our current and potential future product candidates that have not yet completed clinical trials or been approved for marketing by the U.S. Food and Drug Administration or other governmental authority, including expectations about their therapeutic potential and benefits thereof. No representation is made as to the safety or effectiveness of these current or potential future product candidates for the use for which such product candidates are being studied.

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